Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statement No. 333-142271 on Form S-8 and in Amendment No. 1 to Registration Statements No. 333-142278 and No. 333-146832 on Form S-3 of our report dated March 4, 2009, relating to the consolidated financial statements and financial statement schedule of DCP East Texas Holdings, LLC as of December 31, 2008 and 2007 and for the three years in the period ended December 31, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the DCP East Texas Holdings, LLC consolidated financial statements through July 1, 2007 from the separate records maintained by DCP Midstream, LLC), appearing in this Annual Report on Form 10-K of DCP Midstream Partners, LP for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP
Denver, Colorado March 4, 2009